Castlerigg Master Investments Ltd.
40 West 57th Street
26th Floor
New York, NY 10019

June 22,2009

China VoIP & Digital Telcom Inc.
No. 786 Xiniuo Street
High-tech Industrial Development Zone
Jinan, China 250101
Attention:        Li Kunwu, Chief Executive Officer

Re:      Event of Default Redemption Notice

Reference is hereby made to (i) that certain Amended and Restated Senior Secured Convertible Note issued by China VoIP & Digital Telecom Inc., a Nevada corporation (the "Company") to the undersigned (the "Investor") on or about December 21, 2007, as amended December 8,2008 (the "Note"); and (ii) that Holder Optional Redemption Notice dated December 22, 2008 from the Investor to the Company (the "Holder Optional Redemption Notice"). For the purposes hereof, unless otherwise provided, capitalized terms shall have the meanings ascribed to them in the Note.

On or about December 22, 2008, the Investor notified the Company of its election to require a "Holder Optional Redemption" for the "Redemption Amount". Pursuant to Section 11 (a) of the Note, the Company was obligated to pay and deliver to the Investor the Redemption Amount of $1,703,025.33 by no later than December 30,2008. As of December 30,2008 the Company failed to timely make such payment. Furthermore, as of the date hereof, the Company failed and continuously fails to make payment of the Redemption Amount to the Company.

Pursuant to Section 2 of the Note, the Company is obligated to make interest payments to the Investor on the first day of each Calendar Quarter for interest accrued in the preceding Calendar Quarter. The Company failed to timely make the interest payment to the Investor covering the Calendar Quarter ended March 31, 2008, which otherwise was due under the Note on April 1, 2009. Furthermore, as of the date hereof, the Company failed and continuously fails to make the required interest payment to the Investor.

In addition, on or about April 17, 2009, the Investor provided a Notice of Conversion to the Company seeking to exercise its right to convert $10,000 principal amount of the Note into 266,904 shares of Common Stock. Pursuant to Section 3(c)(i) of the Note, the Company was obligated to issue the underlying Common Stock within two (2) Business Days of the Conversion Notice. The Company has failed to timely or otherwise deliver the shares of Common Stock underlying the Investor's

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Conversion Notice. Section 3(c)(ii) of the Note provides the various consequences associated with the Company's Conversion Failure, including, among others, (A) assessment of damages to the Investor equal to 1.5% of the product of (i) the sum of the number of shares of Common Stock not delivered to the Investor, and (B) the Closing Sale Price of the Common Stock on the Share Delivery Date, (B) an Investor rescission of the Conversion Notice; or (C) the Company's obligation for the Buy-In Price.

Section 4(a)(v) of the Note provides that the Company's failure to pay to the Investor any amount as and when due under the Note (including, without limitation, the Company's failure to pay any redemption payments or amounts thereunder) constitutes an Event of Default under the Note. Furthermore, Section 4(a)(iii) provides that the Company's failure to cure a Conversion Failure within ten (10) Business Days constitutes an Event of Default under the Note. The Company's failure to timely or otherwise pay the Redemption Amount associated with the Investor's request relating to a I lolder Optional Redemption, the Company's failure to timely or otherwise make the accrued interest payment for the Calendar Quarter ended March 31, 2009, and the Company's Conversion Failure each constitute an Event of Default under the Note.

Section 2 of the Note further provided that from and after the occurrence of an Event of Default, the Interest Rate applicable under the Note shall be increased to a rate of fifteen percent (15%) per annum. Multiple Events of Default have occurred and as a result of such defaults, the Interest Rate under the Note has increased to the rate of fifteen percent (15%) per annum as of December 30,2008.

Section 24(b) of the Note provides that if any amount due under the Note is not paid when due, a late charge on such amount shall be incurred and payable by the Company to the Investor in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the date such amount is paid in full.

As a result of the occurrence of the above mentioned Events of Default under the Note, the undersigned hereby notifies the Company of its election to exercise its redemption rights pursuant to Section 4(b) of the Note and hereby delivers this Event of Default Redemption Notice for the Note. The undersigned hereby elects to redeem the Note in full at the Event of Default Redemption Price (as defined in the Note). Pursuant to Section 12 of the Note, the Company is required to pay to the undersigned the Event of Default Redemption Price, calculated as of the date of such payment, within five (5) Business Days from the receipt of this Event of Default Redemption Notice. The total amount the Company is required to pay to the undersigned, calculated as of the date hereof, is equal to $66,703,289. Should you fail to timely pay the Event of Default Redemption Price, the Investor reserves the right to exercise all remedies available to it under the Transaction Documents, including, but not limited to, the Pledge Agreement, Security Agreement and Guaranties.

This letter is without prejudice to, and the Investor hereby fully and specifically reserves, any and all rights, powers, privileges and remedies, available to the Investor at law or otherwise, waiving none, including, without limitation, under the Note and the other Transaction Documents.

This letter is not, and shall not be deemed to be, a waiver of, or a consent to, any default, noncompliance or Event of Default now existing or hereafter arising under the Note, the Securities Purchase Agreement or any of the other Transaction Documents. In addition, no prior or subsequent

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action or acquiescence by the Investor shall constitute a waiver of any Event of Default now existing or hereafter arising. This letter shall not entitle the Company to any other or further notice or demand.

Very truly yours, CASTLERIGG MASTER INVESTMENTS LTD.

BY: SANDELL ASSET MANAGEMENT CORP.
By:

Name: Patrick Burke
Title: Senior Managing Director

cc:       Anslow + Jaclin, LLP
195 Route 9 South, Suite 204 Manalapan,NJ 07725 Telephone:      732-409-1212 Facsimile:        732-577-1188 Attention:        Richard I. Anslow, Esquire

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